Exhibit 99.1

Equity Sale/Purchase Agreement

WITNESSETH that this Equity Purchase Agreement is made on this the 7th day of October by and between Rotate Black, LLC (“Seller”), a Michigan Limited Liability Company with principal offices at 13023 NE Hwy 99, Suite 7, MPB 282, Vancouver, Washington 98686, and, Rotate Black, Inc. (“Buyer”), a Nevada Corporation with principal offices at 932 Spring Street, Suite 215, Petoskey Michigan 49770.

WHEREAS Buyer has made a bona fide offer to purchase one hundred percent (100%) of Rotate Black, LLC’s ownership position in Rotate Black India, Pte. Ltd. (“Acquired Company”), a joint venture company with The Sandesh, Ltd., and,

WHEREAS the Seller has accepted the offer of the Buyer;

NOW THEREFORE, Buyer and Seller agree to the following terms and conditions:

1.

Definitions:

“Acquired Equity” shall mean Rotate Black, LLC’s Fifty Percent (50%) interest in Acquired Company located in Ahmedabad, India.

2.

“Purchase:

a.

Buyer hereby purchases all right, title and interest in all of the shares held by Rotate Black, LLC in the Acquired Company, and becomes the equal partner with Sandesh Ltd. In the Acquired Company as of the Effective Date of this Agreement.

b.

Buyer accepts all obligations of ownership of the Acquired Company including any warranties, guarantees, representations made by the Acquired Company, or by the Seller on behalf of the Acquired Company.

c.

Buyer acknowledges that Buyer has done due diligence with respects to the assets and liabilities of the Acquired Company, and that Buyer has expert knowledge about the state of the Acquired Company and its operations.

d.

Buyer acknowledges that the Acquired Company’s assets, liabilities, plant, property, equipment, employees, included in the Purchase of the Acquired Company’s stock, are sold AS IS and WHERE IS and the Seller makes no warranties, representations or guarantees with respect to any of the Assets or Liabilities of the Acquired Company.

3.

Consideration for Purchase: In consideration of the Purchase, Buyer agrees to convey to Seller:

a.

8,400,000 shares of Buyer’s common stock valued at $0.50 per share no later than 5:00 PM EST on Wednesday, October 7, 2008 (“Cutoff Date”).

4.

Effective Date: The Effective Date and Time of this Agreement shall be October 7, 2008.

5.

Transfer of Title, Securities and Licenses:

a.

All right, title and interest in the Acquired Company transfers from Seller to Buyer immediately upon receipt of 8,400,000 shares transferred by Buyer to Seller.

b.

All share certificates, license agreements and related legal documents (“Acquisition Documents”) required to be executed to implement this Agreement, including but not limited to, stock certificates in the Acquired Company, shall be executed and delivered in a timely fashion.

General Provisions:

1. Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy, email, or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth above on this Agreement or to such other address as either party may specify in writing.

3. Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Michigan, as such laws are applied to agreements entered into and to be performed entirely within Michigan between Michigan residents.  Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Michigan, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Michigan.  In any action relating to any matter under this Agreement, the prevailing party shall be entitled to reimbursement of legal fees and expenses.

4. Severability.  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

5. Waiver; Amendment; Modification.  No term or provision hereof will be considered waived by a party, and no breach excused by a party, unless such waiver or consent is in writing signed by such party.  The waiver by Company of, or consent by Company to, a breach of any provision of this Agreement by Contractor, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Contractor.  This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

6. Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements and or representations concerning such subject matter by either party.

7. Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations (other than the payment of shares) results, without its fault or negligence, from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist attacks. riots, insurrections, fires, explosions, earthquakes, floods, adverse weather conditions, strikes, or lockouts, acts of governmental agencies or officials, and changes in laws, statutes, regulations or ordinances.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below:

For the Seller:	Rotate Black, LLC

	By:	/s/
Randy Edgerton Chief Financial Officer
Date: October 7, 2008

For the Buyer:	Rotate Black, Inc.

	By:	/s/
Dual Cooper Chief Executive Officer
Date: October 7, 2008